SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Sykes Enterprises, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 North Ashley Drive
Tampa, Florida 33602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2005

To the Shareholders of Sykes Enterprises, Incorporated:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Sykes Enterprises, Incorporated (the “Company”) will be held at the Tampa Marriott Waterside, 700 South Florida Avenue, Tampa, Florida, on Tuesday, May 24, 2005, at 9:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1. To elect 4 directors to hold office until the 2008 Annual Meeting of Shareholders and 1 director to hold office until the 2006 Annual Meeting of Shareholders;

2. To approve the 2004 Non-Employee Director Fee Plan;

3. To approve the acceleration of the vesting of stock options held by certain Non-Employee Directors; and

4. To transact any other business as may properly come before the Annual Meeting.
      Only shareholders of record as of the close of business on April 18, 2005, will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

By Order of the Board of Directors,

James T. Holder
Secretary
April 19, 2005
YOUR VOTE IS IMPORTANT
      To assure your representation at the Annual Meeting, please vote on the matters to be considered at the Annual Meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope. If your shares are held in street name by a brokerage firm, bank or other nominee, the nominee will supply you with a proxy card to be returned to it. It is important that you return the proxy card as quickly as possible so that the nominee may vote your shares. If your shares are held in street name by a nominee, you may not vote such shares in person at the Annual Meeting unless you obtain a power of attorney or legal proxy from such nominee authorizing you to vote the shares, and you present this power of attorney or proxy at the Annual Meeting.

400 North Ashley Drive
Tampa, Florida 33602

PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sykes Enterprises, Incorporated (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Tampa Marriott Waterside, 700 South Florida Avenue, Tampa, Florida, on Tuesday, May 24, 2005, at 9:00 a.m., Eastern Daylight Savings Time, or any adjournment or postponement of the Annual Meeting.
      This Proxy Statement and the annual report to shareholders of the Company for the year ended December 31, 2004, are first being mailed on or about April 23, 2005, to shareholders entitled to vote at the Annual Meeting.
SHAREHOLDERS ENTITLED TO VOTE
      The record date for the Annual Meeting is April 18, 2005. Only shareholders of record as of the close of business on the record date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of the record date, 40,218,467 shares of common stock were outstanding and entitled to vote at the Annual Meeting.
      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting, who will also determine whether a quorum is present for the transaction of business. The Company’s Bylaws provide that a quorum is present if the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting are present in person or represented by proxy. At the Annual Meeting, if a quorum exists, Directors will be elected by a plurality of the votes cast in the election, and the approval of each of Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast on the Proposal. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present, and will count as votes against Proposals 2 and 3. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Broker non-votes will not be counted as votes cast in determining whether a Proposal has been approved.
      Shareholders are requested to vote by completing the enclosed Proxy and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their votes in the spaces provided on the Proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given in the Proxy. Where no instructions are indicated, signed Proxies will be voted FOR each of the proposals listed in the Notice of Annual Meeting of Shareholders. Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting, should you be present and wish to do so.
      Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by:

•	filing with the Secretary of the Company written notice of revocation,

•	submitting a duly executed Proxy bearing a later date than the previous Proxy, or

•	appearing at the Annual Meeting and voting in person.
      Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting. Proxies solicited by this Proxy Statement will be returned to the Board of Directors and will be tabulated by an inspector of elections designated by the Board of Directors.
      The cost of solicitation of Proxies by mail on behalf of the Board of Directors will be borne by the Company. Proxies also may be solicited by personal interview or by telephone by directors, officers, and other employees of the Company without additional compensation. The Company also has made arrangements with brokerage firms, banks, nominees, and other fiduciaries that hold shares on behalf of others to forward proxy solicitation materials to the beneficial owners of such shares. The Company will reimburse such record holders for their reasonable out-of-pocket expenses.
PROPOSAL 1:
ELECTION OF DIRECTORS
      The Company’s Board of Directors currently is comprised of 11 individuals, and is divided into three classes (designated “CLASS I,” “CLASS II,” and “CLASS III”), as nearly equal in number as possible, with each class serving a three-year term expiring at the third annual meeting of shareholders after its election. The term of the four current CLASS I directors will expire at the Annual Meeting. The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated H. Parks Helms and Dr. Linda McClintock-Greco to stand for re-election as CLASS I directors, and has further nominated James K. Murray, Jr. and James S. MacLeod for election to the Board at the Annual Meeting to fill the remaining two seats as members of CLASS I, whose terms will all expire at the 2008 Annual Meeting of Shareholders.
      Additionally, the Florida Business Corporation Act requires that any director elected by the Board of Directors to fill a vacancy on the Board must stand for re-election at the next annual meeting of the shareholders. One director, Charles E. Sykes, was elected by the Board since the last annual meeting. The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Mr. Sykes to stand for election to the Board at the Annual Meeting as a member of Class III, whose term will expire at the 2006 Annual Meeting of Shareholders.
      In the event any nominee is unable to serve, the persons designated as proxies will cast votes for such other person in their discretion as a substitute nominee. The Board of Directors has no reason to believe that the nominees named herein will be unavailable or, if elected, will decline to serve.

      The Board of Directors recommends the following nominees for election as directors in the Classes specified and urges each shareholder to vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting “FOR” the election as directors of the nominees named below, unless authority to do so is withheld.
DIRECTORS STANDING FOR ELECTION AT THE 2005 ANNUAL MEETING
CLASS I — TERM EXPIRES AT THE 2008 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

H. Parks Helms	69	H. Parks Helms has served as a director of the Company since its inception in 1977. Mr. Helms is President and Managing Partner of the law firm of Helms, Henderson & Associates, P.A., in Charlotte, North Carolina and has been with the firm, and its predecessor firm, Helms, Cannon, Henderson & Porter, P.A. for more than the past five years. Mr. Helms has held numerous political appointments and elected positions, including as a member of the North Carolina House of Representatives. He currently is Chairman of the Mecklenburg County, North Carolina Board of County Commissioners.
Linda McClintock-Greco, M.D.	50	Linda McClintock-Greco, M.D. was elected to the Board of Directors in May of 1998 and is a member of the Compensation and Human Resource Development Committee. Since 1998, Dr. McClintock-Greco has been the President and Chief Executive Officer of Greco & Assoc. Consulting, a healthcare consulting firm, and in that capacity serves as the vice president of Medical Affairs for Entrusted Healthcare Management Services for the State of Florida. Until 1998, she served as Chief Executive Officer and Chief Medical Officer of Tampa General HealthPlan, Inc. (HealthEase) and had spent the past 11 years in the health care industry as both a private practitioner in Texas and a managed care executive serving as the Regional Medical Director with Humana Health Care Plan. Dr. McClintock-Greco serves on the Board of Directors of the Florida Association of Managed Care Organizations (FAMCO) . Dr. McClintock-Greco also serves on the board of several charitable organizations.

Name	Age	Principal Occupation and Other Information

James K. (Jack) Murray, Jr.	69	During the past fifteen years, James K. Murray, Jr. has served as Chairman of Murray Corporation, a private venture capital enterprise based in Tampa, Florida. In 1970, Mr. Murray was one of the founders of a company that is today HealthPlan Services, Inc. and PlanVista, Inc., which was acquired by The Dun & Bradstreet Corporation (NYSE:DNB) in 1978. From 1978 through 1993, Mr. Murray served in various capacities for Dun & Bradstreet Corporation, including President of Dun & Bradstreet Credit Services, and from 1990 through 1993, served in various capacities including President, principal executive officer and Chairman for the Reuben H. Donnelley Corp., a publisher of telephone yellow pages. In 1994, Mr. Murray and several other financial partners, acquired HealthPlan Services from Dun & Bradstreet. In May, 1995, HealthPlan Services became a public company and was listed on the New York Stock Exchange. Mr. Murray retired from HealthPlan Services in 2000. Mr. Murray currently serves as a Trustee of Berkeley Preparatory School and DaySpring Episcopal Center, and Chairman and Trustee of the St. John’s Episcopal Church Foundation, all in Tampa, Florida. Mr. Murray also serves as a member of the Board of The General Theological Seminary in New York City.

Name	Age	Principal Occupation and Other Information

James S. MacLeod	57	James S. MacLeod has served as Managing Director of CoastalStates Bank in Hilton Head, South Carolina since February, 2004. Mr. MacLeod also serves on the Board of Directors of CoastalStates Bank as well as Coastal South Bancshares, its holding company. From June, 1982 to February 2004, he served as Executive Vice President of Mortgage Guaranty Insurance Corp. in Milwaukee, Wisconsin. Mr. MacLeod has a Bachelor of Science degree in economics from the University of Tampa, a Masters of Science in real estate finance from Georgia State University, and a Masters in City Planning from the Georgia Institute of Technology. Mr. MacLeod has served as a member of the Wisconsin Governor’s Mortgage Insurance Commission and Governor’s and Mayor’s Fair Lending Task Force, as well as the Fannie Mae Southeastern Regional Advisory Board. Mr. MacLeod has served as the Skylight Opera Theater’s representative to the United Performing Art Fund in Wisconsin, and the Endowment Board of the Providence Presbyterian Church in Hilton Head, South Carolina.

CLASS III — TERM EXPIRES AT THE 2006 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

Charles E. Sykes	42	Charles E. Sykes was elected to the Board of Directors in August, 2004 to fill the vacancy created by the retirement of his father, the Company’s founder and former Chairman, John H. Sykes. Mr. Charles Sykes joined the Company in September, 1986 and has served in numerous capacities throughout his years with the Company. Mr. Charles Sykes was appointed as Vice President of Sales, North America in 1999 and between the years of 2000 to 2003 served as Group Executive, Sr. Vice President of Marketing and Global Alliances, and Senior Vice President of Global Operations. Mr. Charles Sykes was appointed President and Chief Operating Officer in July, 2003 and was named President and Chief Executive Officer in August 2004. Mr. Charles Sykes received his Bachelor of Science degree in mechanical engineering from North Carolina State University in 1985. He has served as a Board Member of America’s Second Harvest of Tampa since 2004.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE
CLASS II — TERM EXPIRES AT THE 2007 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

Paul L. Whiting	61	Paul L. Whiting was elected to the Board of Directors in December of 2003 and was elected Chairman in August, 2004. He is also a member of the Board’s Audit Committee. Since 1997 Mr. Whiting has been President of Seabreeze Holdings, Inc., a privately held investment company. From 1991 through 1996, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chief Executive Officer. Mr. Whiting has held similar high-level finance and administration positions at Questor Corporation, AP Parts Company, Lawrence Systems, Inc., EDAX International, Inc., and American National Bank & Trust Co. of Chicago. Presently, Mr. Whiting is a Director of Tampa Electric, TECO Energy, Inc. and The Tampa Banking Company. Mr. Whiting also serves on the boards of various civic organizations, including, among others, the Academy Prep Center of Tampa, Inc., a full scholarship, private college preparatory middle school for low-income children, where he is the Board President.
Mark C. Bozek	43	Mark C. Bozek was elected to the Board of Directors in August of 2003 and is a member of the Compensation and Human Resource Development Committee. Mr. Bozek is the President of Halo Entertainment, a privately held film production company which he founded in January 2003. From March 1997 until February 2003, Mr. Bozek served as the Chief Executive Officer of Home Shopping Network. From April 1993 until February 1996, Mr. Bozek served as the Vice President of Broadcasting for QVC. Mr. Bozek is an active member of the Young President’s Organization and he previously served as a member of the National Retail Federation board for four years.

Name	Age	Principal Occupation and Other Information

Lt. Gen Michael DeLong (Retired)	59	Lt. General Michael DeLong (USMC Retired) was elected to the Board of Directors in September of 2003 and is a member of the Nominating and Corporate Governance Committee. Since November 2003, Lt. Gen. DeLong has served as Vice President of Government Operations at The Shaw Group, Inc. From 1967 until his retirement on November 1, 2003, Lt. Gen. DeLong led a distinguished military career, most recently serving as the Deputy Commander, United States Central Command at Mac Dill Air Force Base, Tampa, Florida. He holds a Master’s Degree in Industrial Management from Central Michigan University and an honorary Doctorate in Strategic Intelligence from the Joint Military Intelligence College. Lieutenant General DeLong graduated from the Naval Academy as an Engineer.
Iain A. Macdonald	61	Iain A. Macdonald was elected to the Board of Directors in May of 2004 and is a member of the Audit Committee. During the past 5 years, Mr. Macdonald has served on the boards of a series of technology-based business ventures which he has assisted to develop and obtain funding. He is currently Chairman of Yakara plc, a developer of SMS software solutions and Realise Ltd., an internet systems integrator, both of which are located in Scotland. He is also on the Board of Northern AIM VCT, a Scottish venture capital investment fund. Mr. Macdonald previously served on the Board of Directors of the Company from 1998 to 2001, when he resigned for personal reasons. Prior to joining the Company’s Board in 1998, Mr. Macdonald served as a director of McQueen International LTD. from 1996 until its acquisition by the Company.

CLASS III — TERM EXPIRES AT THE 2006 ANNUAL MEETING

Name	Age	Principal Occupation and Other Information

Furman P. Bodenheimer, Jr.	75	Furman P. Bodenheimer, Jr. was elected to the Board of Directors in 1991 and is a member of the Compensation and Human Resource Development Committee and the Nominating and Corporate Governance Committee. Mr. Bodenheimer has been President and Chief Executive Officer of Zickgraf Enterprises, Inc. and Nantahala Lumber in Franklin, North Carolina for more than the past five years.
William J. Meurer	61	William J. Meurer was elected to the Board of Directors in October 2000 and is a member and Chairman of the Audit Committee. Previously, Mr. Meurer was employed for 35 years with Arthur Andersen LLP where he served most recently as the Managing Partner for Arthur Andersen’s Central Florida operations. Mr. Meurer also serves on the Board of Trustees for St. Joseph’s Baptist Health Care and as a member of the Board of Directors of Tribridge, Inc.
PROPOSAL 2:
APPROVAL OF 2004 NON-EMPLOYEE DIRECTOR FEE PLAN
      In May 2004, the Board of Directors approved the 2004 Non-Employee Director Fee Plan (the “2004 Fee Plan”), subject to shareholder approval at the 2005 Annual Meeting. The Board determined that the 2004 Fee Plan would replace and supercede the 1996 Non-Employee Director Fee Plan (the “1996 Fee Plan”), and also would be used in lieu of the 2004 Non-Employee Director Stock Option Plan (the “2004 Option Plan”), which was discussed in the Company’s proxy materials for the 2004 annual shareholders’ meeting and approved by the shareholders at the 2004 annual meeting. Therefore, no options have been awarded under the 2004 Option Plan, and none will be awarded under that plan if the 2004 Fee Plan is approved by the shareholders at the Annual Meeting.
      The purpose of the 2004 Fee Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased ownership of common stock of the Company by members of the Board of Directors who are not employees by providing for the payment of a portion of each non-employee Director’s compensation in common stock. It is expected that such ownership will further align the interests of such non-employee Directors with the shareholders of the Company, thereby promoting the long-term profits and growth of the Company, and will encourage such non-employee Directors to remain Directors of the Company and provide them with the benefits of deferring the receipt of some of such compensation. It is also expected that the 2004 Fee Plan will encourage qualified persons to become Directors of the Company.
      The 2004 Fee Plan provides that all new non-employee Directors joining the Board receive an initial grant of common stock units (“CSUs”) on the date the new Director is appointed or elected, the number of which will be determined by dividing a dollar amount to be determined from time to time by the Board (initially set at $30,000) by an amount equal to 110% of the average closing prices of the Company’s common stock for the five trading days prior to the date the new Director is appointed or elected. The initial grant of CSUs will vest in three equal installments, one-third on the date of each of the following three annual shareholders’ meetings.
      A CSU is a bookkeeping entry on the Company’s books that records the equivalent of one share of common stock. On the date each CSU vests, the Director will become entitled to receive a share of the Company’s common stock and the CSU will be canceled. For federal income tax purposes, the Director will not be deemed to have received income with respect to the CSUs until the CSUs vest.
      Additionally, the 2004 Fee Plan provides that each non-employee Director who was serving as a Director immediately prior to each annual shareholders’ meeting, and who continues as a Director after the annual meeting, will receive, on the day after the annual meeting, an annual retainer for service as a non-employee Director, the amount of which shall be determined from time to time by the Board. The Board increased the amount of the annual retainer from $25,000 under the 1996 Fee Plan to $50,000 under the 2004 Fee Plan. Under the 2004 Fee Plan, the annual retainer will be paid 75% in CSUs and $25% in cash. Previously, the annual retainer was payable one-half in cash and one-half in CSUs. The number of CSUs to be granted under the 2004 Fee Plan will be determined by dividing the amount of the annual retainer by an amount equal to 105% of the average of the closing prices for the Company’s common stock on the five trading days preceding the award date (the day after the annual meeting). The annual grant of CSUs will vest in two equal installments, one-half on the date of each of the following two annual shareholders’ meetings.
      All CSUs will automatically vest upon the termination of a Director’s service as a Director, whether by reason of death, retirement, resignation, removal or failure to be reelected at the end of his or her term. Until a CSU vests, the Director has none of the rights of a shareholder with respect to the CSU or the common stock underlying the CSU. CSUs are not transferable.
      The maximum number of CSUs and shares of the Company’s common stock which can be issued under the 2004 Fee Plan is 450,000. The Board of Directors has the ability to amend or terminate the Plan as it deems appropriate. However, no such amendment may be made without shareholder approval if such approval would be required to comply with any applicable law or the listing standards of the stock exchange on which the Company’s shares are listed or traded. The adoption of the 2004 Fee Plan does not limit the ability of the Board to provide for additional compensation payable to non-employee Directors for services on behalf of the Board over and above those typically expected of Directors, including serving as Chair of a Board committee.
      On May 8, 2004, Iain Macdonald, who was newly elected to the Board at the 2004 annual meeting, received an award of 4,822 CSUs under the 2004 Fee Plan for his initial grant of $30,000 worth of CSUs upon joining the Board, as well as an award of 6,315 CSUs for the $37,500 worth of CSUs payable as part of his annual retainer of $50,000 for the coming year. Mr. Macdonald’s 4,822 CSUs relating to his initial award will vest in three equal installments on the dates of the 2005, 2006 and 2007 annual meetings. His 6,315 CSUs relating to his annual retainer award will vest in two equal installments on the dates of the 2005 and 2006 annual meetings.
      Also on May 8, 2004, each of the nine non-employee Directors who had been serving on the board prior to the 2004 annual meeting received an award of 4,942 CSUs for $29,349 of their annual retainer of $50,000 for the coming year. This amount is net of the portion of the $25,000 annual retainer paid to these non-employee Directors in CSUs in January 2004 under the 1996 Non-Employee Director Fee Plan, which was in effect until the adoption of the 2004 Fee Plan. Under the 1996 Plan, the annual retainer was paid in advance at the beginning of each calendar year; therefore, a portion of the $12,500 paid to these Directors in January in CSUs, equal to the number of days from May 8, 2004 to December 31, 2004, was applied against the $37,500 worth of CSUs payable under the 2004 Fee Plan on May 8, 2004. These additional CSUs will vest in two equal installments on the dates of the 2005 and 2006 annual meetings.
      In all, an aggregate of 55,615 CSUs were awarded to the non-employee Directors on May 8, 2004, under the 2004 Fee Plan.
      If the 2004 Fee Plan is not approved by the shareholders at the Annual Meeting, the non-employee Directors will receive the fees provided under the 1996 Fee Plan (subject to the increase in the amount of the annual retainer from $25,000 to $50,000) and the stock options provided for in the 2004 Option Plan, beginning with the award each would receive under that plan on the day following the Annual Meeting. In such event, the Board also has indicated that it would grant to each of the nine non-employee Directors who had been serving on the board prior to the 2004 annual meeting an additional award of stock options to make up for the options that otherwise would have been granted under the 2004 Option Plan on the day after the 2004 annual meeting. Such additional option awards would have an exercise price of $5.75, the fair market value of the shares (as defined in the 2004 Option Plan) as of May 8, 2004, and would vest on the date of grant, as the award of stock options that would have been granted under the 2004 Option Plan on the day after the 2004 annual meeting would have vested on May 8, 2005, one year and one day after the date of the 2004 annual meeting. Also, in such event, the Board has indicated that it would grant to Mr. Iain Macdonald, who was first elected to the Board at the 2004 annual meeting, an additional award of stock options to make up for the options that otherwise would have been granted to him under the 2004 Option Plan on the day of the 2004 annual meeting. Such options would have an exercise price of $5.66, the fair market value of the shares (as defined in the 2004 Option Plan) as of May 7, 2004, and would vest one-third on the date of grant, one-third on May 7, 2006 and one-third on May 7, 2007, as the award of stock options that would have been granted to him the 2004 Option Plan on the day of the 2004 annual meeting would have become exercisable in equal thirds on the first three anniversaries of the date of the 2004 annual meeting.
      A copy of the 2004 Fee Plan is attached to this proxy statement as Appendix A.
      The Board of Directors recommends the approval of the Plan and urges each shareholder to vote “FOR” the Plan. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the adoption of the amendment unless the proxy is marked otherwise.
PROPOSAL 3:
ACCELERATION OF CERTAIN NON-EMPLOYEE DIRECTOR STOCK OPTIONS
      On February 1, 2005, the Compensation Committee of the Board of Directors approved accelerating the vesting of most out-of-the-money, unvested stock options held by current employees, including executive officers, and certain employee Directors. An option was considered out-of-the-money if the stated option exercise price was greater than the closing price, $7.23, of the Company’s common stock on the day the Compensation Committee approved the acceleration. With respect to all such stock options, the accelerated vesting was effective as of February 1, 2005. Holders of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and certain foreign employees were given the opportunity to decline the accelerated vesting in order to prevent changing the status of the incentive stock option for federal income tax purposes to a non-qualified stock option or the restriction of the availability of favorable tax treatment under applicable foreign law.
      Additionally, with respect to out-of-the-money, unvested stock options automatically granted to non-employee Directors when they were first elected to the Board and each year thereafter under the 1996 Option

Plan, the Compensation Committee approved the acceleration of all such options effective as of the date of the Annual Meeting, subject to the approval of such accelerated vesting by the shareholders at the Annual Meeting.
      The decision to accelerate vesting of these options and eliminate future compensation expense was based on a review of the Company’s long-term incentive programs in light of current market conditions and changing accounting rules regarding stock option expensing that the Company must follow beginning January 1, 2006. This accounting rule, entitled Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. It is estimated that the maximum future compensation expense that will be charged to earnings, absent the acceleration of these options, based on the Company’s implementation date for SFAS 123R of January 1, 2006, will be approximately $82,197.
      The following table summarizes the options subject to acceleration for each non-employee Director:

	Number of Options
	Granted That
	Would Have		Date of
	Vested in the		Original	Exercise
Name	Future		Vesting	Price

Bozek, Mark C	8,332	*	08/04/2006	$5.890
DeLong, Michael	8,332		09/15/2006	$7.736
Loetz, Gordon H	8,300		03/08/2006	$9.200
Whiting, Paul L	8,332		12/10/2006	$8.732
      *These options will not be accelerated if they are in-the-money on the date of the Annual Meeting.
      The 1996 Option Plan is described below under the heading “Board of Directors — “Directors’ Compensation.”
      The Board of Directors recommends the approval of the accelerated vesting of these stock options and urges each shareholder to vote “FOR” the accelerated vesting. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the accelerated vesting unless the proxy is marked otherwise.
INDEPENDENT PUBLIC ACCOUNTANTS
      The Audit Committee engaged Deloitte & Touche LLP as the Company’s principal accountant to audit the 2004 consolidated financial statements of the Company for the year ended December 31, 2004.
      The fees charged by Deloitte & Touche LLP for professional services rendered in connection with all audit and non-audit related matters for the year ended December 31, 2004 and December 31, 2003 were as follows:

	2004		2003

Audit Fees(1)	$3,382,999	(2)	$1,000,663
Audit-Related Fees(3)	$18,413		$674,451	(4)
Tax Fees(5)	$245,292		$451,379
All Other Fees	$-0-		$-0-

(1)	Fees for audit services in 2004 and 2003 consisted of (a) audits of the Company’s annual consolidated financial statements, (b) reviews of the Company’s quarterly condensed consolidated financial statements and (c) annual stand alone statutory audits.

(2)	Fees for audit services billed in 2004 also included advisory services relating to the audit of the Company’s internal control over financial reporting

(3)	Fees for audit related services in 2004 and 2003 consisted of (a) audit of employee benefit plans and (b) agreed upon procedures engagements.

(4)	Fees for audit related services billed in 2003 also consisted of: (a) SAS 70 and ISO information system reviews, and (b) Sarbanes-Oxley Act, Section 404 advisory services

(5)	Fees for tax services consisted of tax compliance and tax consulting services.
      As of the date of this Proxy Statement, the Audit Committee has not engaged a firm of independent public accountants to audit and report on the financial statements of the Company for the year ended December 31, 2005. The Audit Committee anticipates that it will engage Deloitte & Touche LLP for such audit work; however, Deloitte & Touche has not yet provided the Committee with an Audit Plan for 2005 or a final draft of an engagement letter with a final fee quote for such work. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
Report of the Audit Committee
      The Audit Committee consists of three non-employee directors, William J. Meurer, as chairman, Iain A. Macdonald, and Paul L. Whiting. The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered compatibility of non-audit services with the auditors’ independence.
      The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as modified or supplemented. The Audit Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 10 meetings during 2004.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
William J. Meurer
Iain A. Macdonald
Paul L. Whiting
April 4, 2005
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
BOARD OF DIRECTORS
Directors’ Compensation
      Directors who are executive officers of the Company receive no compensation for service as members of either the Board of Directors or any committees of the Board.
      Each non-employee Director receives a cash fee of $1,250 per Board and committee meeting attended, and $500 per telephone conference meeting that lasts at least one hour. Chairpersons of Board committees receive $2,000 per committee meeting attended. Directors also received an ad hoc cash fee of $1,000 per day for extra tasks requested by the Chairman of the Board. A non-employee Chairman of the Board receives an additional annual cash fee of $100,000 for such service.
      In addition to the foregoing fees, prior to the approval by the Board of Directors of the 2004 Non-Employee Director Fee Plan (described below) in May 2004, Directors who were not employees of the Company also were compensated under the 1996 Non-Employee Director Fee Plan (the “1996 Fee Plan”). Under the 1996 Fee Plan, each non-employee Director was paid (as of the first business day of each calendar year) an annual fee of $25,000, at least half of which was payable in shares of Sykes common stock based on the fair market value of the common stock on the date of payment and the other half of which, at the election of the Director, was payable in shares of common stock or cash.

      In addition, under the Amended and Restated 1996 Non-Employee Director Stock Option Plan (the “1996 Option Plan”), non-employee Directors received options to purchase 25,000 shares of common stock upon their initial election to the Board and options to purchase 10,000 shares of common stock annually thereafter. As of the beginning of 2004, the maximum number of options for shares of common stock issuable under the 1996 Option Plan had been reached, and the Board of Directors approved a replacement plan, the 2004 Non-Employee Director Stock Option Plan (the “2004 Option Plan”), subject to shareholder approval at the 2004 annual meeting. The terms and provisions of the 2004 Option Plan were substantially identical to those of the 1996 Option Plan.
2004 Non-Employee Director Fee Plan
      In May 2004, the Board of Directors approved the 2004 Non-Employee Director Fee Plan (the “2004 Fee Plan”), subject to shareholder approval at the 2005 Annual Meeting. The Board determined that the 2004 Fee Plan would replace and supersede the 1996 Non-Employee Director Fee Plan (the “1996 Fee Plan”), and also would be used in lieu of the 2004 Non-Employee Director Stock Option Plan (the “2004 Option Plan”), which was discussed in the Company’s proxy materials for the 2004 annual shareholders’ meeting and approved by the shareholders at the 2004 annual meeting. Therefore, no options have been awarded under the 2004 Option Plan, and none will be awarded under that plan if the 2004 Fee Plan is approved by the shareholders at the Annual Meeting. Compensation of non-employee Directors under the 2004 Fee Plan will be in addition to the cash compensation described above in the second paragraph under the heading “Directors’ Compensation.”
      The 2004 Fee Plan provides that all new non-employee Directors joining the Board will receive an initial grant of common stock units (“CSUs”) on the date the new Director is appointed or elected, the number of which will be determined by dividing a dollar amount to be determined from time to time by the Board (initially set at $30,000) by an amount equal to 110% of the average closing prices of the Company’s common stock for the five trading days prior to the date the new Director is appointed or elected. The initial grant of CSUs will vest in three equal installments, one-third on the date of each of the following three annual shareholders’ meetings. A CSU is a bookkeeping entry on the Company’s books that records the equivalent of one share of common stock. On the date each CSU vests, the Director will become entitled to receive a share of the Company’s common stock and the CSU will be canceled.
      Additionally, the new Plan provides that each non-employee Director who was serving as a Director immediately prior to each annual shareholders’ meeting will receive, on the day after the annual meeting, an annual retainer for service as a non-employee Director, the amount of which shall be determined from time to time by the Board. The Board increased the amount of the annual retainer from $25,000 to $50,000. Under the 2004 Fee Plan, the annual retainer will be paid 75% in CSUs and $25% in cash. Previously, the annual retainer was payable one-half in cash and one-half in CSUs. The number of CSUs to be granted under the 2004 Fee Plan will be determined by dividing the amount of the annual retainer by an amount equal to 105% of the average of the closing prices for the Company’s common stock on the five trading days preceding the award date (the day after the annual meeting). The annual grant of CSUs will vest in two equal installments, one-half on the date of each of the following two annual shareholders’ meetings.
      All CSUs will automatically vest upon the termination of a Director’s service as a Director, whether by reason of death, retirement, resignation, removal or failure to be reelected at the end of his or her term. Until a CSU vests, the Director has none of the rights of a shareholder with respect to the CSU or the common stock underlying the CSU. CSUs are not transferable.

      On May 8, 2004, Iain Macdonald, who was newly elected to the Board at the 2004 annual meeting, received an award of 4,822 CSUs under the 2004 Fee Plan for his initial grant of $30,000 worth of CSUs upon joining the Board, as well as an award of 6,315 CSUs for the $37,500 worth of CSUs payable as part of his annual retainer of $50,000 for the coming year. Mr. Macdonald’s 4,822 CSUs relating to his initial award will vest in three equal installments on the dates of the 2005, 2006 and 2007 annual meetings. His 6,315 CSUs relating to his annual retainer award will vest in two equal installments on the dates of the 2005 and 2006 annual meetings.
      Also on May 8, 2004, each of the nine non-employee Directors who had been serving on the board prior to the 2004 annual meeting received an award of 4,942 CSUs for $29,349 of their annual retainer of $50,000 for the coming year. This amount is net of the portion of the $25,000 annual retainer paid to these non-employee Directors in CSUs in January 2004 under the 1996 Non-Employee Director Fee Plan, which was in effect until the adoption of the 2004 Fee Plan. Under the 1996 Plan, the annual retainer was paid in advance at the beginning of each calendar year; therefore, a portion of the $12,500 paid to these Directors in January in CSUs, equal to the number of days from May 8, 2004 to December 31, 2004, was applied against the $37,500 worth of CSUs payable under the 2004 Fee Plan on May 8, 2004. These additional CSUs will vest in two equal installments on the dates of the 2005 and 2006 annual meetings.
      In all, an aggregate of 55,615 CSUs were awarded to the non-employee Directors on May 8, 2004, under the 2004 Fee Plan.
      If the 2004 Fee Plan is not approved by the shareholders at the Annual Meeting, the non-employee Directors will receive the fees provided under the 1996 Fee Plan (subject to the increase in the amount of the annual retainer from $25,000 to $50,000) and the stock options provided for in the 2004 Option Plan, beginning with the award each would receive under that plan on the day following the Annual Meeting. In such event, the Board also has indicated that it would grant to each of the nine non-employee Directors who had been serving on the board prior to the 2004 annual meeting an additional award of stock options to make up for the options that otherwise would have been granted under the 2004 Option Plan on the day after the 2004 annual meeting. Such additional option awards would have an exercise price of $5.75, the fair market value of the shares (as defined in the 2004 Option Plan) as of May 8, 2004, and would vest on the date of grant, as the award of stock options that would have been granted under the 2004 Option Plan on the day after the 2004 annual meeting would have vested on May 8, 2005, one year and one day after the date of the 2004 annual meeting. Also, in such event, the Board has indicated that it would grant to Mr. Iain Macdonald, who was first elected to the Board at the 2004 annual meeting, an additional award of stock options to make up for the options that otherwise would have been granted to him under the 2004 Option Plan on the day of the 2004 annual meeting. Such options would have an exercise price of $5.66, the fair market value of the shares (as defined in the 2004 Option Plan) as of May 7, 2004, and would vest one-third on the date of grant, one-third on May 7, 2006 and one-third on May 7, 2007, as the award of stock options that would have been granted to him the 2004 Option Plan on the day of the 2004 annual meeting would have become exercisable in equal thirds on the first three anniversaries of the date of the 2004 annual meeting.
Certain Relationships and Related Transactions
      During the year ended December 31, 2004 the Company paid $591,822 to JHS Leasing of Tampa, Inc., an entity owned by Mr. John H. Sykes, former Chairman of the Board and Chief Executive Officer, for the use of its corporate aircraft.

Director Independence, Committees of the Board of Directors and Meeting Attendance
      In April, 2005 the Board of Directors undertook a review of Director independence. During this review, the Board considered transactions and relationships between each Director whose term will continue after the Annual Meeting and all of the Directors who have been nominated to stand for election at the Annual Meeting, and members of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any relationships or transactions were inconsistent with a determination that a Director is independent within the meaning of the rules of the Nasdaq Stock Market and, for audit committee members, also independent within the meaning of the rules of the Securities and Exchange Commission. The Board determined that other than Mr. Charles Sykes, all of the Directors of the Company whose term will continue after the Annual Meeting, and all of the Directors who have been nominated to stand for election at the Annual Meeting, qualify as independent.
      During 2004, the Board of Directors held 7 meetings. It is our policy to schedule a meeting of the Board on the date of the annual meeting of shareholders and we encourage all of our Directors to attend the annual shareholders’ meeting. Nine Directors attended last year’s annual meeting of shareholders.
      The Board of Directors has the standing committees listed below.
      Audit Committee. The Audit Committee serves as an independent and objective party to monitor the Company’s financial reporting process and internal control system. The Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditing firm, as well as for reviewing the independence, qualifications, and activities of the auditing firm. The Company’s independent auditing firm reports directly to the Committee. All proposed transactions between the Company and the Company’s officers and directors, or an entity in which a Company officer or director has a material interest, are reviewed by the Committee, and the approval of the Committee is required for such transactions. During the year ended December 31, 2004, the Committee held 10 meetings. From January 1, 2004, until the annual shareholders’ meeting in May 2004, the Committee was comprised of Messrs. Meurer, Helms, Whiting and Thomas F. Skelly. Mr. Skelly left the Board at the 2004 annual meeting, and Mr. Helms was replaced by Mr. Macdonald. During the remainder of 2004, and until the Annual Meeting, the Committee was, and will be, comprised of Messrs. Meurer (Chair), Macdonald and Whiting. The Board has determined that Messrs. Meurer, Macdonald and Whiting are independent within the meaning of the rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Board also has determined that Mr. Meurer is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Committee is governed by a written charter, which is reviewed on an annual basis. A copy of the current Audit Committee Charter is available on the Company’s website at www.sykes.com/investors.asp under the heading “Corporate Governance”.
      Compensation and Human Resource Development Committee. The Compensation and Human Resource Development Committee is responsible for establishing the compensation of the Company’s senior management, including salaries, bonuses, granting of stock options under the Company’s various stock option plans, termination arrangements, and other executive officer benefits. This Committee is also responsible for providing oversight and direction regarding the Company’s employee health and welfare benefit programs, training and development and succession planning. During 2004, the Committee held 10 meetings. From January 1, 2004, until the annual shareholders’ meeting in May 2004, the Committee was comprised of Mr. Bozek, Dr. McClintock-Greco, Gordon H. Loetz and Ernest J. Milani. Mr. Loetz left the Committee at the 2004 annual meeting. During the remainder of 2004, and until the Annual Meeting, the Committee was, and will be, comprised of Mr. Milani (Chair), Mr. Bozek and Dr. McClintock-Greco. The Board has determined that Messrs. Milani and Bozek and Dr. McClintock-Greco are independent within the meaning of the rules of the Nasdaq Stock Market. Mr. Milani will leave the Board at the Annual Meeting. It is anticipated that, at the first meeting of the Board of Directors following the Annual Meeting, the Board will appoint a third Director to the committee who qualifies as an independent director within the meaning of the rules of the Nasdaq Stock Market.
      Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become members of the Board of Directors of the Company and its subsidiaries;

•	recommend to the Board of Directors director nominees for election at the annual meeting of shareholders or for election by the Board of Directors to fill open seats between annual meetings;

•	recommend to the Board of Directors committee appointments for directors;

•	develop and recommend to the Board of Directors corporate governance guidelines applicable to the Company; and

•	monitor the Company’s compliance with good corporate governance standards; and
      In connection with carrying out its responsibility to identify individuals qualified to become members of the Board of Directors, the Committee has developed and recommend to the Board of Directors guidelines and criteria as to the desired qualifications of candidates for nomination for election as a director of the Company. In accordance with our Corporate Governance Guidelines, such criteria include considerations of age, skill, integrity, experience, time availability, appropriate listing standards, and applicable federal and state law and regulation. These guidelines and criteria were approved by the Board have been published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.
      The Committee may use various sources for identifying and evaluating nominees for Directors including referrals from our current Directors, management and shareholders, as well as input from third party executive search firms retained at the Company’s expense. If the Committee retains one or more search firms, such firms may be asked to identify possible nominees, interview and screen such nominees and act as a liaison between the Committee and each nominee during the screening and evaluation process. The Committee will review the resume and qualifications of each candidate identified through any of the sources referenced above, and determine whether the candidate would add value to the Board. With respect to candidates that are determined by the Committee to be potential nominees, one or more members of the Committee will contact such candidates to determine the candidate’s general availability and interest in serving. Once it is determined that a candidate is a good prospect, the candidate will be invited to meet the full Committee which will conduct a personal interview with the candidate. During the interview, the Committee will evaluate whether the candidate meets the guidelines and criteria adopted by the Board, as well as exploring any special or unique qualifications, expertise and experience offered by the candidate and how such qualifications, expertise and/or experience may compliment that of existing Board members. If the candidate is approved by the Committee, as a result of the Committee’s determination that the candidate will be able to add value to the Board and the candidate expresses his or her interest in serving on the Board, the Committee will then review it’s conclusions with the Board and recommend that the candidate be selected by the Board to stand for election by the shareholders or fill a vacancy or newly created position on the Board.

      James K. Murray, Jr. and James S. MacLeod, who are being submitted for election as Directors at the Annual Meeting, were both recommended by Mr. Charles Sykes to the members of the Committee.
      The Committee will consider qualified nominees recommended by shareholders who may submit recommendations to the Committee in care of our Corporate Secretary, 400 North Ashley Drive, Tampa, Florida 33602. Any shareholder nominating an individual for election as a director at an annual meeting must provide written notice to the Secretary of the Company, along with the information specified below, which notice must be received at the principal business office of the Company no later than the date designated for receipt of shareholders’ proposals as set forth in the Company’s proxy statement for its annual shareholders’ meeting. If there has been no such prior public disclosure, then to be timely, a shareholder’s nomination must be delivered to or mailed and received at the principal business office of the Company not less than 60 days nor more than 90 days prior to the annual meeting of shareholders; provided, however, that in the event that less than 70 days’ notice of the date of the meeting is given to the shareholders or prior public disclosure of the date of the meeting is made, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the annual meeting was mailed or such public disclosure was made.
      To be considered by the Committee, shareholder nominations must be accompanied by: (1) the name, age, business and residence address of the nominee; (2) the principal occupation or employment of the nominee for at least the last five years and a description of the qualifications of the nominee; (3) the number of shares of our stock that are beneficially owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of Directors under Regulation 14A of the Exchange Act, together with a written statement from the nominee that he or she is willing to be nominated and desires to serve, if elected. Also, the shareholder making the nomination should include: (1) his or her name and record address, together with the name and address of any other shareholder known to be supporting the nominee; and (2) the number of shares of our stock that are beneficially owned by the shareholder making the nomination and by any other supporting shareholders. Nominees for Director who are recommended by our shareholders will be evaluated in the same manner as any other nominee for Director.
      We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a Director. At any meeting of shareholders, the Chairman of the Board may disregard the purported nomination of any person not made in compliance with these procedures.
      During the year ended December 31, 2004, the Nominating and Corporate Governance Committee held 5 meetings. During 2004, and until the Annual Meeting, the Committee was and will be comprised of Mr. Bodenheimer, Mr. Helms and Lt. Gen DeLong. The Board has determined that Mr. Bodenheimer, Mr. Helms and Lt. Gen DeLong are independent within the meaning of the rules of the Nasdaq Stock Market. The Committee is governed by a written charter, which is reviewed on an annual basis. A copy of the current Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.sykes.com/investors.asp under the heading “Corporate Governance”.

Compensation Committee Interlocks and Insider Participation
None
COMMUNICATIONS WITH OUR BOARD
      Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sykes Enterprises, Incorporated, 400 N. Ashley Drive, Tampa, Florida 33602. Under the process for such communications established by the Board of Directors, the Vice President and General Counsel of the Company reviews all such correspondence and regularly forwards to all members of the Board a summary of the correspondence. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Correspondence that, in the opinion of the Vice President and General Counsel, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is summarized and the summary and a copy of the correspondence is forwarded to the Chair of the Audit Committee. Additionally, at the direction of the Audit Committee, the Company has established a worldwide toll free hotline administered by an independent third party through which employees may make anonymous submissions regarding questionable accounting or auditing matters. Reports of any anonymous submissions are sent to the Chairman of the Audit Committee and the Vice President and General Counsel of the Company.
CORPORATE GOVERNANCE
      The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including its Corporate Governance Guidelines, Code of Ethics, and charters for the committees of the Board of Directors. The corporate governance page can be found at www.sykes.com/investors.asp, by clicking on “Corporate Governance.”
      The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	the Board of Directors has adopted clear corporate governance policies;

•	a majority of the board members are independent of the Company and its management;

•	all members of the key board committees — the Audit Committee, the Compensation and Human Resource Development Committee and the Nominating and Corporate Governance Committee — are independent;

•	the independent members of the Board of Directors meet regularly without the presence of management;

•	the Company has adopted a code of ethics that applies to all directors, officers and employees which is monitored by its Nominating and Corporate Governance Committee;

•	the charters of the Board committees clearly establish their respective roles and responsibilities; and

•	the Company’s Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confiden-

tial, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described under “Communications With Our Board” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      During the year ended December 31, 2004, the executive officers and directors of the Company filed with the Securities and Exchange Commission (the “Commission”) on a timely basis all required reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied solely on the written representation of its executive officers and directors and copies of the reports they have filed with the Commission in providing this information.

PRINCIPAL SHAREHOLDERS
      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date with respect to, (i) each of the Company’s directors and nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. Except as otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

	Beneficially Owned
Name	Shares	Percent

John H. Sykes(1)	12,901,475	32.8%
ICM Asset Management, Inc.(2) James M. Simmons 601 W. Main Avenue, Suite 600 Spokane, WA 99201	2,497,125
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,384,530	5.9%
Becker Capital Management, Inc.(4) 1211 SW Fifth Avenue, Suite 2185 Portland, OR 97204	2,207,250	5.5%
W. Michael Kipphut(5)	238,200	*
Charles E. Sykes(6)	153,500	*
Gerry L. Rogers(7)	0	*
James T. Holder(8)	12,084	*
Furman P. Bodenheimer, Jr.(9)	122,240	*
H. Parks Helms(10)	86,153	*
Linda McClintock-Greco(11)	55,692	*
William J. Meurer(12)	66,533	*
Paul L. Whiting(13)	111,318	*
Michael P. DeLong(14)	10,256	*
Mark C. Bozek(15)	10,763	*
James K. Murray, Jr.	8,000	*
James S. MacLeod	0	*
All directors and executive officers as a group (13) persons	13,776,214	34.25%

*	Less than 1.0%

(1)	Represents shares owned by Mr. Sykes through Jopar Investments Limited Partnership, a North Carolina limited partnership in which Mr. Sykes is the sole limited partner and the sole shareholder of the limited partnership’s sole general partner. Excludes 7,950 shares owned by Mr. Sykes’ wife, as to which Mr. Sykes disclaims beneficial ownership. Mr. Sykes’ business address is P.O. Box 2044, Tampa, Florida 33601-2044.

(2)	All information is based upon the Schedule 13G filed by ICM Asset Management, Inc. and James M. Simmons, dated February 9, 2005. ICM and Mr. Simmons share voting power over 1,135,325 shares and share dispositive power over 2,497,125 shares. ICM is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. James M. Simmons is the President and controlling shareholder of ICM Asset Management, Inc. No individual client’s holdings of the stock are more than five percent of the outstanding stock.

(3)	All information is based upon the Schedule 13G filed by Dimensional Fund Advisors Inc., dated February 9, 2005. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the stock that are owned by the Funds, and may be deemed to be the beneficial owner of the stock held by the Funds. However, all securities are owned by the Funds, no one of which, to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of the stock.

(4)	All information is based upon the Schedule 13G filed by Becker Capital Management, Inc., dated February 4, 2005. Becker Capital Management has sole voting power over 1,974,450 shares and sole dispositive power over 2,207,250 shares. All securities reported on the schedule are owned by advisory clients of Becker Capital Management, Inc. Becker Capital Management disclaims beneficial ownership of all such securities.

(5)	Includes 235,000 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(6)	Includes 153,500 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(7)	Includes 75,000 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(8)	Includes 8,334 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(9)	Includes 60,000 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(10)	Includes 52,500 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(11)	Includes 45,000 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(12)	Includes 42,500 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(13)	Includes 8,334 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date. Excludes 300 shares owned by Mr. Whiting’s wife, as to which Mr. Whiting disclaims beneficial ownership.

(14)	Includes 8,334 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

(15)	Includes 8,334 shares of Sykes Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION
      The following table sets forth certain information for the years ended December 31, 2004, 2003, and 2002 concerning compensation paid to or earned by the Company’s “named executive officers,” as defined by the rules of the Securities and Exchange Commission, for the year ended December 31, 2004.
SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
Name	Date	Salary($)	Bonus(1)($)	Compensation(2)($)	Stock(3)($)	Options (#)	Compensation(4)($)

John H. Sykes(5)	2004	1,092,044	—	—	5,986	—	1,704,166
Chairman of the Board and	2003	816,121	—	—	5,986	—	30,173
Chief Executive Officer	2002	550,281	—	—	5,973	1,250,000	47,139
(Ret.)
Charles E. Sykes(6)	2004	337,828	52,713		—		10,566
President and	2003	246,546	50,000	—	459		6,029
Chief Executive Officer	2002	204,372	—	—	—	111,000	7,201
W. Michael Kipphut	2004	360,769	224,000	—	6,610	—	12,036
Group Executive, Senior	2003	335,021	226,125	—	6,488	—	10,755
Vice President – Finance	2002	325,069	—	—	6,476	—	9,189
James T. Holder	2004	205,000	58,400	—	1,642	—	10,263
Vice President, General	2003	193,202	57,750	—	1,616	—	6,839
Counsel, & Secretary	2002	187,115	—	—	1,617	—	5,129
James C. Hobby	2004	220,000	20,295	—	—	—	10,068
Sr. Vice President –	2003	66,846	—	—	—	—	30,374
Global Operations	2002	—	—	—	—	—	—
William N. Rocktoff	2004	175,007	48,600		4,687	—	10,556
Vice President –	2003	155,310	55,500		5,412	—	10,319
Corporate Controller	2002	145,572	—		3,754	37,000	7,732
Gerry L. Rogers(7)	2004	167,243	51,648	97,768	7,131		11,764
Senior Vice President &	2003	217,493	122,625	—	11,186	—	12,312
Chief Information Officer	2002	213,167	—	—	10,942	95,700	10,679
(Ret.)

(1)	All bonuses are reflected in the year paid. Such bonuses are based upon performance in the prior year but are payable the following March, and are payable only if the employee is then employed by the Company.

(2)	Does not include the value of perquisites provided to the named executive officers, which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus. The amounts shown for Mr. Rogers represent post-retirement consulting fees paid during fiscal year 2004.

(3)	Represents the value of vested restricted stock paid to the named executive officers based upon the closing prices of the Company’s common stock on the grant dates of the awards. The restricted stock is paid as a matching contribution under the Company’s Executive Deferred Compensation Plan (the “Plan”). Based on the closing price of the Company’s stock ($6.95) on December 31, 2004, the aggregate number and value of all vested restricted stock held by the named executive officers as of that date were as follows: Mr. John Sykes (5,050 — $35,098), Mr. Charles Sykes (440 — $3,055), Mr. Kipphut (1,225 — $8,516), Mr. Holder (275 — $1,910), Mr. Rocktoff (1,061 — $7,372) and Mr. Rogers (1,983 — $13,780). If we determine to pay dividends, the dividends will accrue on the restricted stock. The restricted stock vests 25% if the named executive officer has 3 years participation in the Plan, 50% with 6 years participation in the Plan and 100% with 10 years participation in the Plan.

(4)	The compensation shown as “All Other Compensation” for 2004 consists of the following: (i) the Company’s matching contribution to the Sykes Enterprises, Incorporated Employees’ Savings Plan and Trust in the amount of $3,375 for Mr. John Sykes, $1,377 for Mr. Kipphut, $1,297 for Mr. Rocktoff and $4,100 for Mr. Rogers; (ii) excess group term life insurance in the amount of $29,809 for Mr. John Sykes, $650 for Mr. Charles Sykes, $1,079 for Mr. Kipphut, $650 for Mr. Holder, $1,079 for Mr. Hobby, $360 for Mr. Rocktoff and $733 for Mr. Rogers; (iii) additional compensation paid to employees related to health and welfare benefits in the amount of $12,482 for Mr. John Sykes, $9,832 for Mr. Charles Sykes, $8,831 for Mr. Kipphut, $9,613 for Mr. Holder, $7,498 for Mr. Hobby, $8,899 for Mr. Rocktoff, and $9,832 for Mr. Rogers; (iv) payment to Mr. John Sykes pursuant to his Founder’s Retirement Agreement in the amount of $1,658,500, and (v) distribution to Mr. Rogers from the Company’s Executive Deferred Compensation Plan as a result of his retirement in the amount of $94,248.

(5)	Mr. John Sykes retired as Chairman of the Board and Chief Executive Officer effective August 1, 2004. The Company and Mr. Sykes signed the Founder’s Retirement and Consulting Agreement on December 10, 2004 terminating Mr. Sykes’ employment with the Company effective December 31, 2004.

(6)	Mr. Charles Sykes was named President and Chief Executive Officer in August, 2004.

(7)	Mr. Rogers retired on July 30, 2004 and the Company thereafter engaged his services as a consultant through December 31, 2004.
OPTION GRANTS IN LAST FISCAL YEAR
      There were no awards of stock options during 2004 to any of the executive officers named in the Summary Compensation Table.
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES
      The following table sets forth information with respect to the aggregate stock option exercises by the executive officers named in the Summary Compensation Table during 2004 and the year-end value of unexercised options held by such executive officers.

						Value of Unexercised
			Number of Unexercised			In-The-Money Options
	Shares		Options at Fiscal Year End			At Fiscal Year End(1)
	Acquired on	Value
	Exercise(#)	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

John H. Sykes	—	—	1,250,000	(2)	—	$—	$—
Charles E. Sykes	—	—	153,500		—	$101,500	$—
W. Michael Kipphut	—	—	235,000		—	$145,500	$—
James T. Holder	—	—	8,334		7,500	$26,293	$4,365
William N. Rocktoff	—	—	—		—	$29,000	—
James Hobby	—	—	—		—	—	—
Gerry L. Rogers	—	—	—		—	—	—

(1)	Based upon the closing price of $6.95 per share of common stock on December 31, 2004, as reported in the NASDAQ Stock Market.

(2)	These options expired unexercised on March 31, 2005.

EMPLOYMENT AGREEMENTS
      Charles E. Sykes. The Company and Mr. Sykes are parties to an employment agreement, dated August 1, 2004, the material terms and conditions of which are summarized below. The employment agreement replaced his employment agreement dated January 1, 2004, as amended. Under the agreement, Mr. Sykes serves as President and Chief Executive Officer of the Company. The term of the agreement expires on July 31, 2007, but will automatically be renewed for successive one-year terms unless one of the parties provides written notice of its intent not to renew the agreement at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Sykes’ annual base salary will be $375,000, subject to increase at the Company’s discretion. Mr. Sykes also is entitled to a performance bonus up to 60% of his base salary based upon the achievement of specified goals as determined by the Compensation Committee, and to participate in such other bonus programs and benefit plans as are generally made available to other executive officers of the Company.
      If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), or if the agreement is terminated by Mr. Sykes prior to the expiration of the initial term or any renewal period for good reason (as defined below), the Company is required to pay Mr. Sykes an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 104 weeks, whichever is greater, and during such period Mr. Sykes is prohibited from soliciting the Company’s employees and competing with the Company in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. If the agreement is terminated by Mr. Sykes following a change in control of the Company (as defined in the agreement) prior to the expiration of the initial term or any renewal period, the Company is required to pay Mr. Sykes an amount equal to his weekly base salary for 156 weeks from the date of termination, rather than 104 weeks, and to pay him an amount determined by multiplying the annual target bonus designated or otherwise indicated for him in the year such change of control occurs by a factor of three, and paying such amount over the 156-week period. Also, in the event the agreement is terminated by Mr. Sykes following a change in control, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at the option of Mr. Sykes upon the event of termination.
      “Good reason” for Mr. Sykes’ termination of the agreement is defined in the agreement as: (i) a change of control of the Company (as defined in the agreement), (ii) a good faith determination by Mr. Sykes that the Company has breached the employment agreement, (iii) a material adverse change in working conditions or status, (iv) the deletion of, or change in, any of the titles of CEO or President, (v) a significant relocation of Mr. Sykes’ principal office, (vi) a significant increase in travel requirements, or (vii) an impairment of Mr. Sykes’ health to an extent that made the continued performance of his duties under the agreement hazardous to his physical or mental health or his life.
      The agreement provides that if Mr. Sykes’ employment is terminated by the Company due to his death, disability or for cause, or voluntarily by Mr. Sykes other than for good reason, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Sykes may not solicit any of the Company’s employees or compete directly or indirectly with the Company during the term of the agreement and for a period of one year after its termination, regardless of the reason for its termination. The agreement contains customary confidentiality provisions.
      W. Michael Kipphut. The Company and Mr. Kipphut are parties to an employment agreement, dated March 6, 2005, the material terms and conditions of which are summarized below. The employment agreement replaced his employment agreement dated March 6, 2004. The employment agreement provides that Mr. Kipphut will serve as an executive of the Company. Mr. Kipphut serves as Group Executive, Senior Vice President — Finance. The term of the agreement expires on March 5, 2007, but will automatically be renewed for successive one-year terms unless one of the parties provides the other with written notice of its intent not to renew the agreement at least 30 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Kipphut’s annual base salary is $368,500, subject to increase at the Company’s discretion. Mr. Kipphut also is entitled to a performance bonus up to 60% of his base salary based upon the achievement of specified goals as determined by the Compensation Committee, and to participate in such other bonus programs and benefit plans as are generally made available to other executive officers of the Company.
      If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), or if the agreement is terminated by Mr. Kipphut prior to the expiration of the initial term or any renewal period for good reason (as defined below), the Company is required to pay Mr. Kipphut an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks, whichever is greater, plus an amount equal to the maximum annual performance bonus he could earn (60% of his annual base salary), which would also be paid over the same period as the other payments. If the agreement is terminated by Mr. Kipphut following a change in control of the Company (as defined in the agreement) prior to the expiration of the initial term or any renewal period, the Company is required to pay Mr. Kipphut an amount equal to his weekly base salary for 104 weeks from the date of termination, rather than 52 weeks, plus an amount equal to twice the maximum annual performance bonus he could earn, which would also be paid over the 104-week period. Also, in the event the agreement is terminated by Mr. Kipphut following a change in control, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at the option of Mr. Kipphut upon the event of termination.
      “Good reason” for Mr. Kipphut’s termination of the agreement is defined in the agreement as: (i) a change of control of the Company (as defined in the agreement), (ii) a good faith determination by Mr. Kipphut that the Company has breached the employment agreement, (iii) a material adverse change in working conditions or status, (iv) the deletion of, or change in, any of the titles of Senior Vice President and Chief Financial Officer, (v) a significant relocation of Mr. Kipphut’s principal office, (vi) a change in reporting such that Mr. Kipphut is required to report to someone other than the CEO, or (vii) a significant increase in travel requirements.
      The agreement provides that if Mr. Kipphut’s employment is terminated by the Company due to his death, disability or for cause, or voluntarily by Mr. Kipphut other than for good reason, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination.
      The agreement provides that Mr. Kipphut may not solicit any of the Company’s employees or compete directly or indirectly with the Company during the term of the agreement and for one year after its expiration in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. If the agreement is terminated by the Company or Mr. Kipphut prior to the end of its term, regardless of the reason for its termination the non-solicitation and non-competition provisions will remain in effect through the end of the initial term or renewal period or for 52 weeks after termination, whichever is greater. The agreement contains customary confidentiality provisions.

      Gerry L. Rogers. The Company and Mr. Rogers were parties to an employment agreement, dated March 5, 2004, the material terms and conditions of which are summarized below. The Company and Mr. Rogers terminated the agreement on July 30, 2004, in connection with Mr. Rogers’ voluntary retirement, and entered into a consulting agreement signed on July 27, 2004, which agreement was amended effective February 1, 2005. The material terms and conditions of the consulting agreement are summarized below.
      Consulting Agreement. The consulting agreement has an effective date of August 2, 2004, and a term of one year. Either party may terminate the agreement at any time on 60 days prior notice, and the Company may terminate the agreement immediately following a breach by Mr. Rogers. The agreement provides that Mr. Rogers will provide services to the Company as an independent contractor on a project-by-project basis, as assigned by the President. He is to be paid a retained fee of $20,000 per month for which he is to perform 180 hours of work per month, as mutually agreed between the parties. Any hours of work above 180 hours per month will be billed by at the rate of $110.00 per hour worked. During the term of the Agreement and through March 5, 2006, Mr. Rogers is prohibited from soliciting the Company’s employees and competing with the Company anywhere in the world. The agreement contains customary confidentiality provisions.
      Employment Agreement. The employment agreement had an initial term of two years, and provided that Mr. Rogers would serve as an executive of the Company. Mr. Rogers served as Group Executive, Senior Vice President and Chief Information Officer. The agreement provided that it would automatically renew for successive one-year terms unless one of the parties provided written notice of its intent not to renew at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Rogers’ annual base salary was set at not less than $233,991, and he was entitled to a performance bonus of up to 75% of his base salary in accordance with the Company’s standard policy for the payment of performance bonuses, and to standard executive fringe benefits.
      The agreement provided that if it was terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), the Company would be required to pay Mr. Rogers an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks after the termination of the agreement, whichever is greater, and Mr. Rogers would be prohibited from competing with the Company during such period in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. After the end of the initial term or renewal period of the agreement, the Company could discontinue making such payments if it released Mr. Rogers from the restrictions in the noncompetition provision. The agreement provided that if Mr. Rogers’ employment was terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Rogers, then the Company would have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Rogers may not compete with the Company for a period through the end of the initial term or renewal period of the agreement or for 52 weeks following the termination of his employment, whichever is greater. The agreement also provides that, after termination of his employment for any reason, whether by the Company or Mr. Rogers, Mr. Rogers may not solicit the Company’s employees for the longer of (i) the remaining term of the agreement or (ii) a period of one year after termination of his employment. The agreement contained customary confidentiality provisions.
      James T. Holder. The Company and Mr. Holder are parties to an employment agreement, dated April 1, 2003, the material terms and conditions of which are summarized below. The employment agreement provides that Mr. Holder will serve as an executive of the Company. Mr. Holder serves as Vice President, General Counsel and Corporate Secretary. The agreement has an initial term expiring September 30, 2005, and automatically renews for successive one-year terms unless one of the parties provides written notice of its intent not to renew at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Holder’s annual base salary was to be not less than $190,000 through September 30, 2003, and not less than $205,000 from October 1, 2003 through the end of the term of the agreement, and he is entitled to participate in a performance based bonus program ranging from 0% to 25% of his base salary, and to standard executive fringe benefits.
      If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), the Company is required to pay Mr. Holder an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks after the termination of the agreement, whichever is greater, and Mr. Holder may not compete with the Company during such period in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. After the end of the initial term or renewal period of the agreement, the Company may discontinue making such payments if it releases Mr. Holder from the restrictions in the noncompetition provision. The agreement also provides that if Mr. Holder’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Holder, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Holder may not compete with the Company for a period through the end of the initial term or renewal period of the agreement or for 52 weeks following the termination of his employment, whichever is greater. The agreement provides that, after termination of his employment for any reason, whether by the Company or Mr. Holder, Mr. Holder may not solicit the Company’s employees for the longer of (i) the remaining term of the agreement or (ii) a period of one year after termination of his employment. The agreement contains customary confidentiality provisions.
      James Hobby, Jr. The Company and Mr. Hobby are parties to an employment agreement, dated January 3, 2005, the material terms and conditions of which are summarized below. The employment agreement provides that Mr. Hobby will serve as an executive of the Company. Mr. Hobby serves as Senior Vice President, Global Operations. The agreement has an initial term expiring January 2, 2007, but will automatically be renewed for successive one-year periods unless one of the parties provides written notice of its intent not to renew the agreement at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Hobby’s annual base salary will not be less than $275,000, and he is entitled to a performance bonus of up to 50% of his base salary in accordance with the Company’s standard policy for the payment of performance bonuses, and to standard executive fringe benefits.
      If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), the Company is required to pay Mr. Hobby an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks after the termination of the agreement, whichever is greater, and Mr. Hobby may not compete with the Company during such period in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. After the end of the initial term or renewal period of the agreement, the Company may discontinue making such payments if it releases Mr. Hobby from the restrictions in the noncompetition provision. The agreement provides that if Mr. Hobby’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Hobby, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Hobby may not compete with the Company for a period through the end of the initial term or renewal period of the agreement or for 52 weeks following the termination of his employment, whichever is greater. The agreement provides that, after termination of his employment for any reason, whether by the Company or Mr. Hobby, Mr. Hobby may not solicit the

Company’s employees for the longer of (i) the full stated term or renewal period of the agreement or (ii) a period of 52 weeks after termination of his employment. The agreement contains customary confidentiality provisions.
      William N. Rocktoff. The Company and Mr. Rocktoff are parties to an employment agreement, dated April 1, 2003, the material terms and conditions of which are summarized below. The employment agreement provides that Mr. Rocktoff will serve as an executive of the Company. Mr. Rocktoff serves as Vice President and Corporate Controller. The agreement has an initial term expiring September 30, 2005, but will automatically be renewed for successive one-year periods unless one of the parties provides written notice of its intent not to renew the agreement at least 180 days prior to the expiration of the initial term or any renewal term. Under the agreement, Mr. Rocktoff’s annual base salary will not be less than $150,000, and he is entitled to a performance bonus of up to 30% of his base salary in accordance with the Company’s standard policy for the payment of performance bonuses, and to standard executive fringe benefits. Mr. Rocktoff’s annual base salary was increased to $182,000 effective as of April 20, 2004.
      If the agreement is terminated by the Company prior to the expiration of the initial term or any renewal period for any reason other than death, disability, or cause (as defined in the agreement), the Company is required to pay Mr. Rocktoff an amount equal to his weekly base salary through the end of the initial term or renewal period of the agreement or for 52 weeks after the termination of the agreement, whichever is greater, and Mr. Rocktoff may not compete with the Company during such period in any area in which the Company’s clients were conducting business during the initial term or any renewal term of the agreement. After the end of the initial term or renewal period of the agreement, the Company may discontinue making such payments if it releases Mr. Rocktoff from the restrictions in the noncompetition provision. The agreement provides that if Mr. Rocktoff’s employment is terminated by the Company due to his death, disability or cause, or voluntarily by Mr. Rocktoff, then the Company will have no obligation to pay him any salary, bonus or other benefits other than those payable through the date of termination, and Mr. Rocktoff may not compete with the Company for a period through the end of the initial term or renewal period of the agreement or for 52 weeks following the termination of his employment, whichever is greater. The agreement provides that, after termination of his employment for any reason, whether by the Company or Mr. Rocktoff, Mr. Rocktoff may not solicit the Company’s employees for the longer of (i) the full stated term or renewal period of the agreement or (ii) a period of 52 weeks after termination of his employment. The agreement contains customary confidentiality provisions.
      John H. Sykes. On August 2, 2004, John H. Sykes publicly announced his resignation and retirement as Chairman and Chief Executive Officer of the Company. Mr. Sykes founded the Company in September 1977 and served the Company in an executive officer position for 27 years. Mr. Sykes was employed at such time by the Company pursuant to the Amended and Restated Executive Employment Agreement, dated as of October 1, 2001, described below. The employment agreement had an initial term of five years, expiring on October 1, 2006.
      As a result of Mr. Sykes’ resignation prior to the end of the initial term of the employment agreement, the Company and Mr. Sykes terminated the employment agreement and entered into a Retirement and Consulting Agreement, dated December 10, 2004, the material terms and conditions of which are summarized below:

•	Mr. Sykes’ resignation as an employee of the Company was to be effective as of December 31, 2004.

•	The Company agreed to all compensation and benefits due under his employment agreement through December 31, 2004.

•	The Company agreed that on or promptly after December 31, 2004, it would pay to Mr. Sykes a lump sum of $1,352,695.51 in base severance pay, which amount is equal to the annual base salary payable under his employment agreement for the period from the December 31, 2004, through the termination date of the employment agreement, September 30, 2006.

•	Because Mr. Sykes relinquished any rights he may have had under the employment agreement to an office and secretary for the rest of his life, and the right to continue to be covered as an employee under the Company’s group health insurance policy, as well as other possible benefits associated with continued employment, the Company agreed to pay on or promptly after December 31, 2004, a lump sum of $300,000 to Mr. Sykes.

•	The Company agreed to pay on or promptly after December 31, 2004, $68,750 for his unused vacation benefits earned through December 31, 2004.

•	Mr. Sykes may exercise his existing stock options in accordance with the terms and conditions of his stock option agreements and the Company’s existing stock option plan.

•	Mr. Sykes and his qualified dependents, as determined by the Company, may participate in the Company’s health insurance plan at their own expense.

•	The Company will provide Mr. Sykes with a secretary and an office at the Company’s headquarters in Tampa, Florida, to facilitate a reasonable management transition.
      During the period from December 31, 2004, through October 1, 2006, the Company will pay Hyde Park Equity, LLC, a limited liability company owned by Mr. Sykes, fees of $150,000, in seven equal quarterly installments of $21,428, for consulting services to be provided by Mr. Sykes through Hyde Park Equity. In the event of Mr. Sykes’ death prior to October 1, 2006, the Company shall pay only a pro rata amount for the quarter in which Mr. Sykes dies, and nothing further shall be owed for consulting services. For such amount, Hyde Park Equity will cause Mr. Sykes to provide up to 37.5 days of consulting services per year at the request of the Board of Directors or its Chairman. Such services will include advice dealing with significant business issues and an orderly management transition. Additional days of service will be billed at $2,000 per day. The Company will also reimburse Hyde Park Equity for out of pocket business expenses incurred in connection with providing services to the Company.
      Under the retirement and consulting agreement, Mr. Sykes agreed not to compete with the Company for a period from December 31, 2004, through October 1, 2006 within the geographic areas where the Company markets its services and products, including but not limited to the continental United States, with certain limited exceptions including a temporary personnel staffing business.
      Employment Agreement. The Company and Mr. Sykes were parties to an amended and restated employment agreement, dated October 1, 2001, the material terms and conditions of which are summarized below. The employment agreement provided for an initial term of five years and automatic renewals for successive one-year terms, unless terminated by either party with 180 day’s prior notice. Under the agreement, Mr. Sykes’ initial base salary was set at $550,000 until December 31, 2002, with the base salary increasing as determined by the Board of Directors. The employment agreement provided that the annual base salary would be increased at least 30% on October 1, 2003, increased by at least another 15% on the fourth anniversary of the agreement (October 1, 2005), and increased by at least another 15% on each bi-annual (i.e. two year) anniversary thereafter. Mr. Sykes was also entitled to performance bonuses as determined by the Compensation Committee and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. Additionally, at the end of each fiscal year, the Board of

Directors, in their discretion, could award Mr. Sykes a bonus based upon his performance during such fiscal year.
      Due to the enactment of the Sarbanes-Oxley Act of 2002 in June 2002 and changes in the law related to split dollar life insurance premiums and benefits, the Compensation and Human Resource Development Committee determined in 2002 that it was in the best interest of the Company and Mr. John Sykes for the Company to cease making premium payments on the split dollar insurance policies on Mr. John Sykes’ life, and instead to increase Mr. Sykes’ compensation by an amount equal to those premium payments, grossed up for tax effect. Accordingly, effective January 1, 2003, Mr. Sykes’ base compensation was increased from $550,000 to $792,478, and he was responsible for making all future premium payments on those split dollar life insurance policies. The Company is entitled to recover out of the death benefits payable under the policies an amount equal to the premiums previously paid by the Company.
      The employment agreement provided that if the agreement was terminated by the Company for any reason other than for cause (as defined therein), death or disability, the Company would continue to pay the full amount of Mr. Sykes’ annual base salary throughout the initial term or any successor term. Mr. Sykes was also to continue to receive the full amount of his annual base salary throughout the initial term or any successor term in the event there is: (i) a change of control, (ii) a good faith determination by Mr. Sykes that the Company had breached the employment agreement, (iii) a material adverse change in working conditions or status, (iv) the deletion of, or change in, any of the titles of Chairman of the Board, CEO or President, (v) a significant relocation of Mr. Sykes’ principal office, (vi) a significant increase in travel requirements, or (vii) an impairment of Mr. Sykes’ health to an extent that made the continued performance of his duties under the agreement hazardous to his physical or mental health or his life. During the term of his employment with the Company, Mr. Sykes was prohibited from competing with the Company in any area in which the Company’s business was then conducted. The agreement contained customary confidentiality provisions.
      The employment agreement also provided that upon its termination for any reason, including cause, benefits would continue during the lifetime of Mr. Sykes and the lifetime of his spouse if he was married at the time of his death. Benefits include all employee benefit plans and programs in which Mr. Sykes was entitled to participate immediately before termination. Further, if the Company determined that resources were then reasonably available, the Company would also provide Mr. Sykes with an office and a secretary at the Company’s headquarters.
      Upon Mr. John Sykes’ retirement, the Company’s Board of Directors recognized his contribution to the Company as its founder and Chairman of the Board for over twenty six years, by naming Mr. John Sykes as honorary “Chairman Emeritus.” In this capacity, Mr. Sykes may be invited to Board meetings, but will not have a vote on matters before the Board.

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes the equity compensation plans under which the equity securities of Sykes may be issued as of December 31, 2004:

	(a)		(b)		(c)

Number of Securities
	Number of				Remaining Available for
	Securities to be		Weighted		Future Issuance Under
	Issued Upon		Average Exercise		Equity Compensation
	Exercise of		Price of Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected
	and Rights		and Rights		in Column (a))

Equity compensation plans approved by shareholders(1)	2,777,013		$10.12	(2)	5,231,300
Equity compensation plans not approved by shareholders	55,884	(3)			N/A	(3)

Totals	2,832,897				5,231,300

(1)	Includes shares of common stock of Sykes authorized for awards under the 2001 Equity Incentive Plan as well as the 2000 Stock Option Plan, the 1996 Employee Stock Option Plan, and the 1997 Management Stock Incentive Plan, all of which are predecessor plans to the 2001 Equity Incentive Plan. Also includes shares of common stock of Sykes reserved for issuance under the 1999 Employees’ Stock Purchase Plan, the Amended and Restated 1996 Non-Employee Director Stock Option Plan, the 1996 Non-Employee Director Fee Plan, and the 2004 Non-Employee Director Stock Option Plan. Implementation of the 2004 Non-Employee Director Stock Option Plan was suspended by the Board of Directors when it approved the 2004 Non-Employee Director Fee Plan in May 2004. The 2004 Non-Employee Director Stock Option Plan will be terminated if the 2004 Non-Employee Director Fee Plan is approved by the shareholders at the Annual Meeting. See “Directors’ Compensation” above.

(2)	Represents the weighted average exercise price of stock options only.

(3)	Represents shares of common stock of Sykes issued as matching grants under the Deferred Compensation Plan for executives described below. There is no specific number of shares reserved for issuance under the Deferred Compensation Plan
      Shares awarded under all of the above compensation plans may be from Sykes’ authorized and un-issued shares or treasury shares. For a summary of the terms of Sykes’ stock option plans, see Note 19 of our consolidated financial statements in the Annual Report on Form 10-K and incorporated herein by reference.
Executive Deferred Compensation Plan
      The Company adopted the Deferred Compensation Plan effective December 17, 1998, as an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. Compensation deferred by a participant while he is a participant in the Plan is deferred until such participant’s retirement, termination, disability or death, or a change in control of the Company, as defined in the Plan, and in such event is paid out to the participant or his beneficiary.
      Participants in the Plan may elect to defer any amount of base compensation and bonus. The Company matches a portion of amounts deferred by a participant on a quarterly basis as follows: 50% match on salary deferred, up to a total match of $12,000.00 per year for senior vice presidents and $7,500.00 per year for vice presidents and other participants. The total amount of the matching contribution made to the Plan is made in the form of Sykes common stock.
      With respect to the distribution of the participant’s matching contribution, a participant may elect a distribution of the Sykes common stock in the participant’s deferred compensation account, or a distribution of the cash value of the common stock in the participant’s account. The distribution of any matching contribution made by the Company and earnings attributable thereto will be paid as soon as administratively feasible twelve months after retirement or termination of employment. Alternatively, a participant may, at the time of initial participation in the Plan, elect to receive benefits under the Plan in the event of retirement or disability in 120 monthly installments of an amount equal to the fair market value of the assets in the participant’s deferred compensation account as of the effective date of his retirement or termination of employment due to disability.
      In the event the participant terminates employment (for reasons other than death, disability or retirement) without participating in the plan for three years, the matching contributions and earnings attributable thereto are forfeited. In the event that a participant terminates employment after three years, but less than six years of participation in the Plan, the participant forfeits 75% of the matching contribution and earnings. In the event a participant terminates employment after six years but less than ten years of participation in the Plan, the participant forfeits 50% of the matching contribution and earnings.
      In the event of a distribution of benefits as a result of a change in control, the Company will increase the benefit by an amount sufficient to offset the income tax obligations created by the distribution of benefits.
      Participants forfeit undistributed matching contributions if the participant is terminated for “cause” as defined in the Plan or the participant enters into a business or employment which the CEO determines to be in violation of any non-compete agreement between the participant and the Company.
COMPENSATION AND HUMAN RESOURCE DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Introduction
      Under rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company’s Chief Executive Officer and its other executive officers. The disclosure requirements for the executive officers include the use of tables and a report of the Committee responsible for compensation decisions for the named executive officers explaining the rationale and considerations that led to those compensation decisions. Therefore, the Compensation and Human Resource Development Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.
Compensation and Human Resource Development Committee Role
      The Compensation and Human Resource Development Committee of the Board of Directors has the responsibility to review annually and recommend to the full Board, the compensation for the Chief Executive Officer as well as the other executive officers. The forms of compensation considered by the Committee include base salary, annual and performance based cash bonuses and fringe benefits. The Company’s Stock Option Committee, a subcommittee of the Compensation and Human Resource Development Committee, is responsible for reviewing the equity incentive component of the Company’s compensation program for its employees generally, and specifically its executive officers, including the named executive officers. The Stock Option Committee is responsible for making stock option grants under the Company’s 2001 Equity Incentive Plan to executive officers of the Company. The Committee and the Stock Option Committee are comprised of members of the Board who are not employees of the Company. Although these committees consider different components of the executive employees’ compensation, they are currently comprised of the same non-employee Board members.
Compensation Philosophy
      The Committee’s philosophy on executive compensation is based upon several fundamental concepts. First, the Committee believes that the level of individual compensation should be competitive with selected survey groups. Second, compensation generally, and bonus compensation specifically, should be designed to provide significant incentives for superior personal and corporate performance. Third, the executive’s compensation package should be designed to align the interests of the executive with that of the Company’s shareholders. The Committee believes that executive compensation, if determined in accordance with this philosophy, will enable the Company to attract and retain the services of highly qualified and motivated executives. These goals are achieved by designing executive compensation packages that include a base salary, discretionary and performance based cash bonuses and periodic grants of stock options. The Company’s policies with respect to these elements, including the basis for the compensation awarded the Company’s chief executive officer, are discussed below.
      The Committee oversees the operation of the Company’s executive compensation policies. The Company occasionally retains independent compensation consultants, and regularly utilizes published surveys with industry, geographical and position specific data to compare the Company’s compensation programs with various other companies with similar characteristics. While the elements of compensation described below are considered separately, the Committee takes into account the full compensation package offered by the Company to the individual, including health care and other insurance benefits and contributions made by the Company under the Company’s 401(k) Plan, Employee Stock Purchase Plan and Deferred Compensation Plan.
      Base Salaries. The Company has established competitive annual base salaries for all executive officers, including the named executive officers. The annual base salaries for each of the Company’s executive officers, including the Company’s chief executive officer, reflect the subjective judgment of the Committee based on their consideration of the executive officer’s position with the Company, the executive officer’s tenure, the Company’s needs, a comparative analysis of published compensation data as described above, and the executive officer’s individual performance, achievements, and contributions to the growth of the Company.
      Mr. John H. Sykes’ annual base salary for 2004, as the Company’s Chief Executive Officer, was $957,478. This amount reflects the original base salary of $550,000, increased by 30% on October 1, 2003, all as set forth in Mr. Sykes’ employment agreement, and adjusted by $242,478 effective January 1, 2003 to provide for the payment of premiums on split dollar life insurance policies as described above in the section entitled “Employment Agreements.”
      Mr. Charles Sykes’ annual base salary for 2004 as the Company’s Chief Executive Officer, was $375,000. Mr. Charles Sykes’ annual salary as of January 1, 2004 was $300,000. His annual salary was raised to $350,000 on May 7, 2004 upon appointment as the President and Chief Operating Officer, and then was raised again to its current level of $375,000 on August 1, 2004 upon his appointment as Chief Executive Officer.

      Annual Bonus. The Company’s executive officers are eligible for an annual cash bonus under the Company’s Bonus Program. The Bonus Program provides for the discretionary payment of annual incentive awards to key employees, including executive officers of the Company, pursuant to individually developed formulas related to the Company’s operating goals and personal performance goals. Payments under the Bonus Program are discretionary and are subject to certain limitations. Mr. John H. Sykes did not receive any cash bonuses during the year ended December 31, 2004. Mr. Charles Sykes received a cash bonus of $52,713 during the year ended December 31, 2004.
      Stock Options. Under the Company’s 2001 Equity Incentive Plan (the “2001 Plan”), stock options may be granted to all employees. The 2001 Plan is administered by the Compensation and Human Resource Development Committee in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation and Human Resource Development Committee recommended that no stock options under the 2001 Plan be made available for issuance during the year ended December 31, 2004. Accordingly, no stock options were awarded to executive officers in 2004.
Section 162(m) Limitations
      Under Section 162(m) of the Internal Revenue Code, a tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon the Committee’s commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m).
COMPENSATION AND HUMAN RESOURCE DEVELOPMENT COMMITTEE
Ernest J. Milani
Mark C. Bozek
Dr. Linda F. McClintock-Greco
April 4, 2005
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

STOCK PRICE PERFORMANCE GRAPH
      The following graph presents a comparison of the cumulative total shareholder return on the common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index, the Nasdaq Computer and Data Processing Services Index, the Nasdaq Telecommunications Index, the Russell 2000 Index and the Sykes Peer Group (as defined below**). The Company intends to remove the Nasdaq Stock Market (U.S.) Index from it’s comparison next year due to the fact that it contains small, medium and large capitalization (“cap”) stocks which compromises its use as a comparison to the Company’s stock, which is a small cap stock. The Company is adding this year the Russell 2000 Index, of which the Company is a member. The Russell 2000 Index measures the performance of the 2,000 smallest cap companies in the Russell 3000 Index. The Company is also adding a Peer Group comprised of publicly traded companies that derive a substantial portion of their revenues from the call center, customer care business, have similar business models to the Company, and are those most commonly compared to the Company by industry analysts following the Company. This graph assumes that $100 was invested on December 31, 1999 in the Company’s common stock, the Nasdaq Stock Market (U.S.) Index, the Nasdaq Computer and Data Processing Services Index, the Nasdaq Telecommunications Index, the Russell 2000 Index and Sykes Peer Group.
COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*
AMONG SYKES ENTERPRISES, INCORPORATED,
THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ COMPUTER & DATA PROCESSING SERVICES INDEX,
THE NASDAQ TELECOMMUNICATIONS INDEX,
THE RUSSELL 2000 INDEX,
AND THE SYKES PEER GROUP

	1999	2000	2001	2002	2003	2004

Sykes	100	10.11	21.29	7.48	19.58	15.84
Nasdaq Stock Market (U.S.) Index	100	60.71	47.93	32.82	49.23	53.46
Nasdaq Computer & Data Processing Services Index	100	55.69	42.16	26.77	40.20	41.51
Nasdaq Telecommunications Index	100	45.64	23.30	10.71	18.08	19.52
Russell 2000® Index	100	95.68	96.66	75.80	110.19	128.92
Sykes Peer Group	100	78.53	75.74	51.13	68.76	64.11

*	$100 invested on December 31, 1999 in stock or index including reinvestment of dividends. Fiscal year ending December 31.
**SYKES PEER GROUP

	APAC Customer		TeleTech				Convergys
Name	Service, Inc.	Sitel Corp.	Holdings, Inc.	West Corp.	Startek, Inc.	ICT Group, Inc.	Corp.

Ticker Symbol	APAC	SWW	TTEC	WSTC	SRT	ICTG	CVG
      There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to the future stock performance.
      The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
      The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), for inclusion in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders is December 21, 2005. Pursuant to the Company’s Bylaws, only shareholder proposals submitted on or prior to such date may be brought before the meeting.
OTHER MATTERS
      Management knows of no matter to be brought before the Annual Meeting, which is not referred to in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

James T. Holder
Secretary

APPENDIX A
SYKES ENTERPRISES, INCORPORATED
2004 NONEMPLOYEE DIRECTOR FEE PLAN
ARTICLE I. DEFINITIONS
      1.1     Definitions. Whenever the following terms are used in this Plan they shall have the meanings specified below unless the context clearly indicates to the contrary:

(a) “Board”: The Board of Directors of the Company.

(b) “Common Stock”: The Company’s Common Stock, par value $.01 per share.

(c) “Common Stock Unit”: A bookkeeping entry that records the equivalent of one Share.

(d) “Company”: Sykes Enterprises, Incorporated or any successor or successors thereto.

(e) “Nonemployee Director”: An individual duly elected or chosen as a Director of the Company who is not also an employee of the Company or its subsidiaries.

(f) “Plan”: The Plan set forth in this instrument as it may, from time to time, be amended.

(g) “Share”: A fully paid, non-assessable share of Common Stock.
ARTICLE II. PURPOSE
      The purpose of this Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased ownership of Common Stock of the Company by members of the Board of Directors of the Company who are not employees of the Company or any of its Subsidiaries, by providing for the payment of a portion of each Nonemployee Director’s compensation in Common Stock. It is expected that such ownership will further align the interests of such Nonemployee Directors with the shareholders of the Company, thereby promoting the long-term profits and growth of the Company, and will encourage such Nonemployee Directors to remain directors of the Company and provide them with the benefits of deferring the receipt of some of such compensation. It is also expected that the Plan will encourage qualified persons to become directors of the Company.
ARTICLE III. INITIAL GRANT OF COMMON STOCK UNITS
      In consideration of joining the Board, upon the initial election of a Nonemployee Director to the Board, such Nonemployee Director shall receive an award of Common Stock Units. The number of Common Stock Units shall be determined by dividing a dollar amount to be determined from time to time by the Board (initially set at $30,000) by an amount equal to 110% of the average closing prices of the Company’s common stock for the five trading days prior to the date the Nonemployee Director is elected, rounded to the nearest whole number of Common Stock Units. The initial grant of Common Stock Units will vest in three equal installments, one-third on the date of each of the following three annual shareholders’ meetings.

ARTICLE IV. ANNUAL RETAINER FEE
      In consideration of their services as members of the Board, each Nonemployee Director shall be entitled to receive an annual retainer fee in such amount as shall be determined from time to time by the Board (initially set at $50,000). The annual retainer fee shall be payable in advance on the day after the annual shareholders’ meeting in such year and shall be paid 25% in cash and 75% in Common Stock Units. The number of Common Stock Units shall be determined by dividing 75% of the amount of the annual retainer fee by an amount equal to 105% of the average of the closing prices for the Company’s common stock on the five trading days preceding the award date (the day after the annual meeting), rounded to the nearest whole number of Common Stock Units. The annual grant of Common Stock Units will vest in two equal installments, one-half on the date of each of the following two annual shareholders’ meetings. The provision in this Article IV for the payment of an annual retainer fee to Nonemployee Directors shall not limit the ability of the Board to provide for additional compensation payable to Nonemployee Directors for services on behalf of the Board over and above those typically expected of Directors, including serving as Chair of a Board committee.
ARTICLE V. ACCELERATION OF VESTING OF COMMON STOCK UNITS
      Notwithstanding any provision hereof to the contrary, all Common Stock Units shall automatically vest upon the termination of a Director’s service as a Director, whether by reason of death, retirement, resignation, removal or failure to be reelected at the end of his or her term.
ARTICLE VI. ISSUANCE OF SHARES OF COMMON STOCK
FOR COMMON STOCK UNITS
      Upon the vesting of Common Stock Units, the Nonemployee Director shall be entitled to receive for each vested Common Stock Unit one Share, and the vested Common Stock Units shall be canceled. The Company shall cause a certificate representing such Shares to be issued to the Nonemployee Director promptly following the vesting of the Common Stock Units.
ARTICLE VII. ADMINISTRATION, AMENDMENT AND TERMINATION
      7.1     Administration. The Plan shall be administered by the Board. The Board shall have such powers as may be necessary to discharge its duties hereunder. The Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company. All decisions and determinations by the Board shall be final and binding on all parties.
      7.2     Amendment and Termination. The Board may alter or amend this Plan from time to time or may terminate it in its entirety; provided, however, that no such action shall, without the consent of a Nonemployee Director, affect the rights in any Common Stock Units issued to such Nonemployee Director; and further provided, that, any amendment which must be approved by the shareholders of the Company in order to comply with applicable law or the rules of any national securities exchange or securities listing service upon which the Shares are traded or quoted shall not be effective unless and until such approval is obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

      7.3     Adjustments. In the event of any change in the outstanding Common Stock by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or any other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, the number or kind of Shares that may be issued under the Plan and the number of Common Stock Units credited to a Nonemployee Director automatically shall be adjusted so that the proportionate interest of the Nonemployee Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes with respect to the Plan.
      7.4     Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purpose of this Plan), and the heirs, beneficiaries, executors and administrators of each Nonemployee Director.
ARTICLE VIII. SHARES SUBJECT TO PLAN
      Subject to adjustment as provided in this Plan, the total number of Shares of Common Stock which may be issued under this Plan shall be Four Hundred Fifty Thousand (450,000). Shares may be shares of original issuance or treasury shares or a combination of the foregoing.
ARTICLE IX. EFFECTIVE DATE; APPROVAL BY SHAREHOLDERS
      The Plan shall be effective as of May 6, 2004, and shall be submitted for approval by the shareholders of the Company at the 2005 annual shareholders’ meeting. If such approval is not obtained at such meeting, this Plan shall be nullified and all Common Stock Units issued prior to such annual meeting shall be canceled automatically.
ARTICLE X. GENERAL PROVISIONS
      10.1     No Continuing Right to Serve as a Director. Neither the adoption or of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any Nonemployee Director any right to continue as a director of the Company or any subsidiary of the Company.
      10.2     Rights as a Shareholder. Until the vesting of a Common Stock Unit, a Nonemployee Director shall have none of the rights of a shareholder with respect to his or her Common Stock Units. Upon the vesting of a Common Stock Unit, the Nonemployee Director shall have the right to receive a Share for such Common Stock Unit, shall be deemed to be the owner of such Share which shall be deemed to be issued and outstanding, and shall have all of the rights of a shareholder with respect to such Share.
      10.3     Governing Law. The provisions of this Plan shall be governed by construed in accordance with the laws of the State of Florida.

      10.4     Withholding Taxes. To the extent that the Company is required to withhold Federal, state or local taxes in connection with any component of a Nonemployee Director’s compensation in cash or Shares, and the amounts available to Company for such withholding are insufficient, it shall be a condition the receipt of any Shares that the Nonemployee Director make arrangements satisfactory to the Company for the payment of the balance of such taxes required to be withheld, which arrangement may include relinquishment of the Shares. The Company and a Nonemployee Director may also make similar arrangements with respect to payment of any other taxes derived from or related to the payment of Shares with respect to which withholding is not required.
      10.5     Miscellaneous. Headings are given to the sections of this Plan as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, and vice versa.

SYKES ENTERPRISES, INCORPORATED
Annual Meeting of Shareholders, May 24, 2005
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned shareholder of Sykes Enterprises, Incorporated (the “Company”) hereby appoints Charles E. Sykes, W. Michael Kipphut and James T. Holder as Proxies, each with the power to appoint a substitute, and hereby authorizes them to vote all such shares of the Company as to which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company and at all adjournments thereof, to be held at the Tampa Marriott Waterside, 700 South Florida Avenue, Tampa, Florida, on Tuesday, May 24, 2005, at 9:00 a.m., Eastern Daylight Savings Time, in accordance with the following instructions:
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

1.	TO ELECT FIVE DIRECTORS.

(to serve for a term of three years) (to serve for a term of one year)	1. H. Parks Helms 3. Linda McClintock-Greco, M.D. 5. Charles E. Sykes	2. James S. MacLeod 4. James K. Murray	☐	FOR all nominees listed to the left (except as specified below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the 2004 Non-Employee Director Fee Plan. ☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To approve the acceleration of the vesting of stock options held by certain Non-Employee Directors.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting or any adjournments or postponements thereof.

Check appropriate box to indicate any changes to name or address below: Address Change? ☐ Name Change? ☐	Date NO. OF SHARES

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Signature(s) in Box
Please sign exactly as your name appears in this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or partner, please give full title as such. If a corporation, please sign in the corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.